Farmer Mac Announces Planned Retirement of
Tom Stenson as Chief Operating Officer

WASHINGTON, August 5, 2015 —The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today announced that its Executive Vice President and Chief Operating Officer (COO), Tom Stenson, will retire on August 7, 2015, after 19 years of service.
A well-respected leader, Mr. Stenson joined Farmer Mac in 1996 as Director – Agricultural Finance and became Vice President – Agricultural Finance a year later. In 2007, Mr. Stenson was promoted to his current role of Executive Vice President and COO, where he has been responsible for leading the company’s Farm & Ranch and Rural Utilities business development initiatives, as well as overseeing the credit administration, underwriting, and IT functions.
During Mr. Stenson’s tenure as COO, Farmer Mac has added over $35 billion in cumulative business benefiting more than 50,000 farmers and ranchers across the country. He led the charge in the development of some of Farmer Mac’s most innovative solutions, including its underwriting tool, AgPower, and the expansion of the company’s custom loan products and solutions.
Commenting on Mr. Stenson’s retirement, Tim Buzby, Farmer Mac’s President and Chief Executive Officer said, “Tom dedicated his life to serving rural America, starting as a young boy on his family farm in Iowa and, ultimately, through his career in ag finance. He has been a powerful force for Farmer Mac’s growth during his tenure of nearly two decades and his guidance, leadership, and expertise have been instrumental to our success. On behalf of our Board of Directors, Farmer Mac’s employees, and me personally, I want to thank Tom for his extraordinary service to the company. I wish him and his wife the best during his well-earned retirement.”
Farmer Mac has no plans to name a successor. Instead, the company has been transitioning Mr. Stenson’s responsibilities to Curt Covington, Senior Vice President – Agricultural Finance, who joined Farmer Mac earlier this year, and to Dale Lynch, Executive Vice President and Chief Financial Officer. Mr. Buzby added, “We have been preparing for Tom’s eventual retirement for over a year, and Farmer Mac will benefit from this well-planned transition. Curt will take over Tom’s Farm & Ranch and Rural Utilities business development, credit administration, and underwriting responsibilities and we are fortunate to have someone of Curt’s experience and caliber to assume these duties. Transitioning the IT group to Dale’s purview was a logical decision for us as we continue to develop new and innovative solutions for our customers, which in turn demands dynamic application of IT resources.”
Commenting on his retirement, Mr. Stenson said, “I knew there was never going to be a perfect time to walk away from this company and its important mission, but now is the right time. I am incredibly proud of the positive impact this company has had on rural America over the last two decades but, more importantly, I am equally excited about what I know it will be able to achieve going forward. The foundation has been laid for the talented Farmer Mac team to continue to collaborate with rural lenders to bring innovative solutions to farmers and ranchers across America.”

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.
CONTACT:     Megan Murray-Pelaez, Media Inquiries
Jalpa Nazareth, Investor Relations
202.872.7700

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